SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940




      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                    BBH Trust



                     ADDRESS AND PRINCIPAL BUSINESS OFFICE:

                                 40 Water Street
                                Boston, MA 02109
                    (Address of Principal Executive Offices)

                          (800) 625-5759 (Registrant's
                                Telephone Number)

                NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                          Corporation Services Company,
          2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.
                     (Name and Address of Agent for Service)
                (Notices should be sent to the Agent for Service)


      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

                    Yes  XX                           No
                        ----                             ----

      Pursuant to the requirements of the Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Pittsburgh and the State of Pennsylvania on the 31st day of October, 2005.


By:  /s/Gail C. Jones
       Gail C. Jones
       Assistant Secretary